Exhibit 3.1

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ABAXIS, INC.

Clinton H. Severson and Ross Taylor certify that:

1.    They are the duly elected and acting Chairman and Chief Executive Officer and Secretary, respectively, of Abaxis, Inc., a California corporation (the “Corporation”).

2.    The Articles of Incorporation of the Corporation are amended and restated to read in their entirety as follows:

ONE:    The name of this Corporation is:

ABAXIS, INC.

TWO:    The purpose of this Corporation is to engage in any lawful act or activity for which a Corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE:    The Corporation is authorized to issue only one class of shares, which shall be designated “common” shares, no par value. The total number of such shares that the Corporation is authorized to issue is Ten Thousand (10,000) shares. Each common share shall be entitled to one vote.

FOUR:    The personal liability of the directors of this Corporation for monetary damages in an action brought by or in the right of the Corporation for breach of a director’s duties to the Corporation and its shareholders shall be eliminated or limited to the fullest extent permissible under California law.

FIVE:    The Corporation is authorized to indemnify agents (as defined in Section 317 of the California Corporations Code), through the bylaws of the Corporation, agreements with agents, a vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code for breach of duty to the Corporation and its shareholders, subject only to the applicable limits set forth in Section 204 of the California Corporations Code.

/s/ Clinton H. Severson
DATED: July 31, 2018	Clinton H. Severson, Chairman and Chief Executive Officer

/s/ Ross Taylor
Ross Taylor, Secretary

We hereby declare that we are the persons who executed the foregoing Amended and Restated Articles of Incorporation, which execution is our act and deed.

/s/ Clinton H. Severson
Clinton H. Severson, Chairman and Chief Executive Officer

/s/ Ross Taylor
Ross Taylor, Secretary